Exhibit 2.3

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2015 (this “Agreement”), by and among Randolph Bancorp, a Massachusetts-chartered mutual bank holding company (“Buyer”), First Eastern Bankshares Corporation, a Massachusetts corporation (the “Company”), and Richard F. Kalagher, an individual residing at 25111 Ridge Oak Drive, Bonita Spring, FL 34134 (“Shareholder”).

WHEREAS, Buyer, the Company and Shareholder entered into that certain Agreement and Plan of Merger, dated as of September 1, 2015 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Section 6.1(d) of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any mortgage loan originator commission rates, increase any employee benefit, or make any incentive or bonus payments, except for (i) such increases and payments to employees in the ordinary course of business consistent with past practice; provided, however, that any increases in salary do not exceed three percent (3%), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) payments to Peter J. Fraser, Chris A. Kreidermacher and Kellie J. Lally of 299% of their respective average annual compensation over the most recent five taxable years ending prior to the Closing Date, pursuant to written agreements between the Company and such individuals to be executed prior to the Closing Date in forms reasonably acceptable to the Company and Buyer (the “Bonus Agreements”).

2. Section 9.1(c) of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“(c) by Buyer, on the one hand, or the Company or Shareholder, on the other hand, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event of a breach by Buyer, on the one hand, or the Company or Shareholder, on the other hand, of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle Buyer, on the one hand, or the Company or Shareholder, on the other hand, as the non-breaching party, not to consummate the transactions contemplated hereby under Article VIII; or”

3. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof.

3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

4. Except to the extent modified herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RANDOLPH BANCORP

By:	/s/ James P. McDonough
Name:	James P. McDonough
Title:	President and Chief Executive Officer

FIRST EASTERN BANKSHARES CORPORATION

By:	/s/ Richard F. Kalagher
Name:	Richard F. Kalagher
Title:	President

RICHARD F. KALAGHER, solely with respect to his individual obligations under this Agreement and not the obligations of the Company

By:	/s/ Richard F. Kalagher
Name:	Richard F. Kalagher